NetScout Announces Preliminary Results for First Quarter of Fiscal 2004

       Conference call scheduled at 8:30 AM Eastern Time, July 2, 2003

    WESTFORD, Mass., July 1 /PRNewswire-FirstCall/ --
NetScout Systems, Inc. (Nasdaq: NTCT), a leading provider of network performance management solutions, today announced that based on preliminary estimates it expects revenues for the first fiscal quarter, ending June 30, 2003 to be in the range of $15 to $16 million. The GAAP net loss per share is expected to be in the range of ($0.03) to ($0.01) and pro forma loss per share is expected to be in the range of ($0.02) to ($0.00). GAAP and pro forma earnings per share include a software capitalization benefit of $0.02 after tax per share due to post-feasibility development work on major new software releases during the quarter. Pro forma earnings per share exclude only stock-based compensation of $49,000 and amortization of other intangible assets of $272,000, totaling $321,000, which is approximately ($0.01) in earnings per share. This compares to revenue in the previous quarter of $17.7 million, net loss per share of ($0.01) and pro forma loss per share of ($0.00).

    "We are disappointed by the results of this quarter, which were caused by lengthening sales cycles, driven by longer, more complex customer sign-off processes. However we continue to feel positive about the future," said Anil Singhal, President and CEO of NetScout Systems. "We expect our second fiscal quarter to have stronger order flow, based on early indications of a stronger sales pipeline, and bolstered by orders deferred out of the first quarter."

    "Looking beyond next quarter, we are encouraged by customer enthusiasm with our new CDM strategy and resulting new products, presently scheduled for release in July," Mr. Singhal added. "We anticipate orders from the new products will begin to impact our business in the second half of fiscal 2004. We have been conducting extensive sales force training on the new products over the last month which, combined with some anticipation of new product function, may have contributed to some of the delays in the closing of sales opportunities that we experienced at the end of this quarter."

    NetScout will hold a brief conference call tomorrow, July 2, 2003, at 8:30 a.m. ET. NetScout plans to announce final first quarter results on July 16, 2003 after the market close.

    CONFERENCE CALL INSTRUCTIONS:

    The conference call will be webcast live through the Company's website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 800-230-1092 for U.S./Canada and 612-332-0632 for international callers. A replay of the call will be available after 10:15 a.m. ET on July 2 for approximately two weeks. The number for the replay is 800-475-6701 for U.S./Canada, and 320-365-3844 for international callers. The access code is 690371.

    About NetScout Systems, Inc.

    NetScout Systems, Inc. (Nasdaq: NTCT) is a market leader and pioneer of integrated network performance management solutions for leading companies and service providers worldwide. NetScout's offerings are based upon its nGenius(R) Performance Management System, an integrated solution of advanced monitoring and reporting applications that draw on the rich performance data generated by NetScout's real-time, application-aware probes, advanced intelligent software agents and other network devices. The nGenius System helps organizations increase their return on infrastructure investments by optimizing the performance of their network and applications. NetScout is headquartered in Westford, Massachusetts and has offices in North America, Europe and Asia. Further information on the company is available on the World Wide Web at http://www.netscout.com.

    Safe Harbor:

    Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the company's strategic relationships with Cisco Systems and other partners, dependence upon broad-based acceptance of the company's network performance management solutions, the company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements such as the delivery of nGenius(R) product platform probes and software solutions and the implementation of the Company's CDM(TM) Technology strategy, the ability of NetScout to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels, and dependence on proprietary technology, as well as risks associated with a continued climate of tight IT spending, and risks of further slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the company, please refer to the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    In this press release we have also disclosed various non-GAAP financial measures as defined by SEC Regulation G, including acquisition and stock-based compensation costs. The most directly comparable GAAP financial measures and a reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found in the body of this press release.

    NetScout, nGenius, and the NetScout logo are registered trademarks of NetScout Systems, Inc., Because the network is the business and Common Data Model (CDM) Technology are trademarks of NetScout Systems, Inc. NetScout reserves the right, at its sole discretion, to make changes at any time in its technical information, specifications, and service and support programs.

Contact:

Catherine Taylor
Director, Investor Relations
NetScout Systems, Inc.
Phone: 978-614-4286
Email: IR@netscout.com